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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934

(Amendment No. 2)

Sirenza Microdevices, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

82966T 10 6

(CUSIP Number)

12/31/2002

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 82966T 10 6

1.	Name of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Susan and John Ocampo(1)

2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☐

3.	SEC Use Only

4.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With:	5. Sole Voting Power 12,502,260 6. Shared Voting Power 973,671 7. Sole Dispositive Power 12,502,260 8. Shared Dispositive Power 973,671

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 13,475,931(2)

10.	Check box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11.	Percent of Class Represented by Amount in Row (9) 44.9%

12.	Type of Reporting Person IN

(1)	Form filed by more than one reporting person. See Joint Filer Information attached.

(2)	Mr. and Mrs. Ocampo disclaim beneficial ownership of certain of these shares held by trusts and partnerships, or as custodians, except to the extent of their pecuniary interest in such trusts and partnership.

Page 2 of 15 Pages

Item 1.

(a)	Name of Issuer: Sirenza Microdevices, Inc.

(b)	Address of Issuer’s Principal Executive Offices: 522 Almanor Avenue, Sunnyvale, CA 94085

Item 2.

(a)	Name of Person Filing: Susan and John Ocampo(1)

(b)	Address of Principal Business Office or, if none, Residence: 522 Almanor Avenue, Sunnyvale, CA 94085

(c)	Citizenship: USA

(d)	Title of Class of Securities: Common Stock

(e)	CUSIP Number: 82966T 10 6

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.	Ownership

(a)	Amount beneficially owed: 13,475, 931(2)

(b)	Percent of class: 44.9%

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote 12,502,260

(ii)	Shared power to vote or to direct the vote 973,671

(iii)	Sole power to dispose or to direct the disposition of 12,502,260

(iv)	Shared power to dispose or to direct the disposition of 973,671

Item 5.	Ownership of Five Percent or Less of a Class

Not applicable

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

Not applicable.

Item 8.	Identification and Classification of Members of the Group

See Exhibit A.

(1)	Form filed by more than one reporting person. See Joint Filer Information attached.

(2)	Mr. and Mrs. Ocampo disclaim beneficial ownership of certain of these shares held by trusts and partnerships, or as custodians, except to the extent of their pecuniary interest in such trusts and partnerships.

Item 9.	Notice of Dissolution of Group

Not applicable.

Item 10.	Certification

Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 11, 2003
Date

/s/ SUSAN M. OCAMPO
Susan M. Ocampo

/s/ JOHN M. OCAMPO
John M. Ocampo

Joint Filer Information

Name:    John and Susan Ocampo, Trustees of the Ocampo Family Trust 2001

Address:    522 Almanor Avenue, Sunnyvale, CA 95085

Designated Filer:    Susan and John Ocampo

Issuer & Ticker Symbol:    Sirenza Microdevices, Inc.

Date of Event Requiring Statement:    December 31, 2002

Signature:

By:	/s/ SUSAN M. OCAMPO
Susan M. Ocampo, Trustee

By:	/s/ JOHN M. OCAMPO
John M. Ocampo, Trustee

Joint Filer Information

Name:    John and Susan Ocampo, Trustees of Susan Ocampo Annuity Trust U/I Dtd. September 27, 1999

Address:    522 Almanor Avenue, Sunnyvale, CA 95085

Designated Filer:    Susan and John Ocampo

Issuer & Ticker Symbol:    Sirenza Microdevices, Inc.

Date of Event Requiring Statement:    December 31, 2002

Signature:

By:	/s/ SUSAN M. OCAMPO
Susan M. Ocampo, Trustee

By:	/s/ JOHN M. OCAMPO
John M. Ocampo, Trustee

Joint Filer Information

Name:    John and Susan Ocampo, Trustees of John Ocampo Annuity Trust U/I Dtd. September 27, 1999

Address:    522 Almanor Avenue, Sunnyvale, CA 95085

Designated Filer:    Susan and John Ocampo

Issuer & Ticker Symbol:    Sirenza Microdevices, Inc.

Date of Event Requiring Statement:    December 31, 2002

Signature:

By:	/s/ SUSAN M. OCAMPO
Susan M. Ocampo, Trustee

By:	/s/ JOHN M. OCAMPO
John M. Ocampo, Trustee

Joint Filer Information

Name:    John and Susan Ocampo, Trustees, 2001 Ocampo Charitable Trust

Address:    522 Almanor Avenue, Sunnyvale, CA 95085

Designated Filer:    Susan and John Ocampo

Issuer & Ticker Symbol:    Sirenza Microdevices, Inc.

Date of Event Requiring Statement:    December 31, 2002

Signature:

By:	/s/ SUSAN M. OCAMPO
Susan M. Ocampo, Trustee

By:	/s/ JOHN M. OCAMPO
John M. Ocampo, Trustee

Joint Filer Information

Name:    Samat Partners, a California limited partnership

Address:    522 Almanor Avenue, Sunnyvale, CA 95085

Designated Filer:    Susan and John Ocampo

Issuer & Ticker Symbol:    Sirenza Microdevices, Inc.

Date of Event Requiring Statement:    December 31, 2002

Signature:

By:	/s/ SUSAN M. OCAMPO

Name:	Susan M. Ocampo

Title:	General Partners

Joint Filer Information

Name:    Joshua Francis Ocampo Trust

Address:    522 Almanor Avenue, Sunnyvale, CA 95085

Designated Filer:    Susan and John Ocampo

Issuer & Ticker Symbol:    Sirenza Microdevices, Inc.

Date of Event Requiring Statement:    December 31, 2002

Signature:

By:	/s/ SUSAN M. OCAMPO
Susan M. Ocampo, Trustee

By:	/s/ JOHN M. OCAMPO
John M. Ocampo, Trustee

Joint Filer Information

Name:    Ashley Therese Ocampo Trust

Address:    522 Almanor Avenue, Sunnyvale, CA 95085

Designated Filer:    Susan and John Ocampo

Issuer & Ticker Symbol:    Sirenza Microdevices, Inc.

Date of Event Requiring Statement:    December 31, 2002

Signature:

By:	/s/ SUSAN M. OCAMPO
Susan M. Ocampo, Trustee

By:	/s/ JOHN M. OCAMPO
John M. Ocampo, Trustee

Joint Filer Information

Name:    Bobby James Ocampo Trust

Address:    522 Almanor Avenue, Sunnyvale, CA 95085

Designated Filer:    Susan and John Ocampo

Issuer & Ticker Symbol:    Sirenza Microdevices, Inc.

Date of Event Requiring Statement:    December 31, 2002

Signature:

By:	/s/ SUSAN M. OCAMPO
Susan M. Ocampo, Trustee

By:	/s/ JOHN M. OCAMPO
John M. Ocampo, Trustee

Joint Filer Information

Name:    Joshua Francis Ocampo Custodial Account

Address:    522 Almanor Avenue, Sunnyvale, CA 95085

Designated Filer:    Susan and John Ocampo

Issuer & Ticker Symbol:    Sirenza Microdevices, Inc.

Date of Event Requiring Statement:    December 31, 2002

Signature:

By:	/s/ SUSAN M. OCAMPO

Name:	Susan M. Ocampo

Title:	Mother

Joint Filer Information

Name:    Ashley Therese Ocampo Custodial Account

Address:    522 Almanor Avenue, Sunnyvale, CA 95085

Designated Filer:    Susan and John Ocampo

Issuer & Ticker Symbol:    Sirenza Microdevices, Inc.

Date of Event Requiring Statement:    December 31, 2002

Signature:

By:	/s/ SUSAN M. OCAMPO

Name:	Susan M. Ocampo

Title:	Mother

Joint Filer Information

Name:    Bobby James Ocampo Custodial Account

Address:    522 Almanor Avenue, Sunnyvale, CA 95085

Designated Filer:    Susan and John Ocampo

Issuer & Ticker Symbol:    Sirenza Microdevices, Inc.

Date of Event Requiring Statement:    December 31, 2002

Signature:

By:	/s/ SUSAN M. OCAMPO

Name:	Susan M. Ocampo

Title:	Mother